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                                                                     Exhibit 4.8
                           STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT (this "Agreement") dated as of the 1st day of
                                     ---------
December, 1998, by and among OraPharma, Inc., a Delaware corporation (the

"Company"), and the entities listed on Schedule 1 attached hereto (the
 -------
"Buyers").
 ------

     The Company and the Buyers are desirous of providing for the issuance of shares of Series C Preferred Stock (as defined herein), as more specifically set forth herein.

     The parties, intending to be legally bound hereby, agree as follows:

     1.   Definitions.
          -----------

     As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.

     "Applicable Environmental Law" shall mean CERCLA, RCRA, the Federal Waste
      ----------------------------
Pollution Control Act, 33 U.S.C. (S)(S) 1261 et seq., the Clean Air Act, 42
                                             -- ----
U.S.C. (S)(S) 7401 et seq., any similar provisions of state or local law in the
                   -- ----
jurisdictions where the properties of the Company are located and the regulations thereunder and any other local, state and/or federal laws or regulations, whether currently in existence or hereafter enacted, that govern:

          (a) the existence, cleanup and/or remedy of contamination on property;

          (b) the protection of the environment from spilled, deposited or otherwise emplaced contamination;

          (c) the control of hazardous wastes; or

          (d) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Materials, including building materials.

     "Budget" shall have the meaning set forth in Section 5.3(b).
      ------

     "Business" shall have the meaning set forth in Section 3.17.
      --------

     "Business and Condition" shall mean the business, operations, financial
      ----------------------
condition, operating results, liabilities, or assets of the Company.

     "Business Day" shall mean any day that is not a Saturday or Sunday or a day
      ------------
on which banks located in the Commonwealth of Pennsylvania or New York, New York are authorized or required to be closed.
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     "Buyers" shall have the meaning set forth in the first paragraph of this
      ------
Agreement.

     "By-Laws" shall mean the by-laws of the Company.
      -------

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation
      ------
and Liability Act, 42 U.S.C. (S)(S) 6901 et seq.
                                         -- ----

     "Certificate of Incorporation" shall mean the Second Amended and Restated
      ----------------------------
Certificate of Incorporation of the Company, as amended from time to time.

     "Closing" shall have the meaning set forth in Section 2.4.
      -------

     "Closing Dates" shall mean the dates and times of the Closings.
      -------------

     "Code" shall mean the Internal Revenue Code of 1986, as amended.
      ----

     "Commission" shall mean the Securities and Exchange Commission.
      ----------

     "Commitment" shall mean all obligations of the Company and its
      ----------
Subsidiaries, contingent or otherwise, pursuant to long-term leases (other than leases for real property) or similar agreements.

     "Common Stock" shall mean the Common Stock, par value $.001 per share, of
      ------------
the Company.

     "Company" shall have the meaning set forth in the first paragraph of this
      -------
Agreement.

     "Contemplated Transactions" shall have the meaning set forth in Section
      -------------------------
4.3.

     "Encumbrance" shall mean any security interest, mortgage, lien, charge,
      -----------
adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "Equity Stock" shall have the meaning set forth in Rule 3a11-1 under the
      ------------
Securities Exchange Act of 1934.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as
      -----
amended.

     "First Closing" shall have the meaning set forth in Section 2.4.
      -------------

     "GAAP" shall mean generally accepted accounting principles applied within
      ----
the United States.

     "Governmental Body" shall mean any domestic or foreign national, state or
      -----------------
municipal or
other local governmental, regulatory or administrative agency or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

     "Hazardous Materials" shall mean any substance which as of the date of this
      -------------------
Agreement shall be identified as "hazardous" or "toxic" or otherwise regulated under CERCLA or RCRA or which has been or shall be determined at any time by any agency or court to be a hazardous or toxic substance under Applicable Environmental Law. The term "Hazardous Material" shall also include, without limitation, raw materials, building components, the products of any manufacturing or other activities on the properties, wastes, petroleum, and source, special nuclear or by-product material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. (S)(S) 3011 et seq., as amended).
                                               -- ----

     "Indebtedness" shall mean all liabilities for money borrowed by the Company
      ------------
and its Subsidiaries.

     "Initial Public Offering" shall mean the Company's initial distribution of
      -----------------------
New Securities in an underwritten public offering to the general public pursuant to a registration statement filed with and declared effective by the Commission pursuant to the Securities Act at a price per New Security of not less than $4.00 (as adjusted for stock splits, stock combinations or similar recapitalizations) and resulting in gross proceeds (before underwriting commissions and offering expenses) to the Company of not less than $15 million.

     "Material Contracts" shall have the meaning set forth in Section 3.8.
      ------------------

     "Net Worth" shall have the meaning set forth in Section 6.8.
      ---------

     "New Securities" shall mean any Equity Stock, including, but not limited
      --------------
to, shares of Common Stock of the Company, any security which is convertible into or exercisable or exchangeable for Common Stock, or any right, option or warrant to acquire any Common Stock of the Company.

     "Permits" shall have the meaning set forth in Section 3.19.
      -------

     "Person" shall mean any individual, corporation, general or limited
      ------
partnership, limited liability company, firm, joint venture, joint stock company, enterprise, trust, association, unincorporated organization, other entity, or Governmental Body.

     "Preferred Shares" shall mean the Series C Preferred Stock of the Company
      ----------------
to be issued to the Buyers hereunder.

     "Proprietary Rights" shall mean all patents, patent applications, patent
      ------------------
licenses, trademarks, trademark applications, trade names, service marks, service mark applications, brand marks, brand names, copyrights, trade secrets, inventions, technologies, know-how, formulae, processes, names and likeness.

     "Public Offering" shall mean a distribution of New Securities in an
      ---------------
underwritten public offering to the general public pursuant to a registration statement filed with and declared effective by the Commission pursuant to the Securities Act.

     "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C.
      ----
(S)(S) 6901 et seq.
            -- ----

     "Registrable Securities" shall mean any shares of Common Stock issued or to
      ----------------------
be issued pursuant to conversion of the Preferred Shares (including any shares issued as a dividend or distribution with respect to, or in exchange for, the Preferred Shares).

     "Related Party" shall mean (a) any individual who is an employee,
      -------------
stockholder, consultant, director or officer of the Company; (b) any person who is an affiliate of the Company, as such term is defined in Rule 405 under the Securities Act, (c) any Person that owns five percent or more of the outstanding Equity Stock of any class of the Company; (d) any member of the family (as defined in Section 267(c)(4) of the Code) of, or any individual who has the same home as, any individual (or the spouse of any such individual) described in clause (a), (b) or (c) of this Section; or (e) any trust, estate or partnership of which an individual described in clause (a), (b), (c) or (d) of this Section is a grantor, fiduciary, beneficiary or partner.

     "SBIA" shall have the meaning set forth in Section 3.18.
      ----

     "Second Closing" shall have the meaning set forth in Section 2.4.
      --------------

     "Securities Act" shall mean the Securities Act of 1933, as amended.
      --------------

     "Series A Preferred Stock" shall mean the Series A Convertible Preferred
      ------------------------
Stock, par value $.001 per share, of the Company.

     "Series B Preferred Stock" shall mean the Series B Preferred Stock, par
      ------------------------
value $.001 per share, of the Company.

     "Series C Preferred Stock" shall mean the Series C Convertible Preferred
      ------------------------
Stock, par value $.001 per share, of the Company.

     "Stockholders Agreement" shall mean the Amended and Restated Stockholders
      ----------------------
Agreement dated as of the date hereof between the Company and the stockholders of the Company named therein.

     "Subsidiary" shall mean with respect to any Person, any corporation of
      ----------
which securities having the power to elect a majority of that corporation's Board of Directors (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

     "Taxes" shall mean all taxes, duties, charges, fees, levies, interest,
      -----
penalties, additions to tax or other assessments, including, but not limited to, income, excise, employment, property, sales, use, value added and franchise taxes and customs duties, imposed by any Governmental Body and any payments with respect thereto required under any tax-sharing agreement.

     2.   The Acquisition.
          ---------------

     2.1  Preferred Shares.  The Preferred Shares shall have the voting powers,
          ----------------
liquidation rights, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof as set forth in the Certificate of Incorporation and the Stockholders Agreement.

     2.2  Purchase and Sale.  Subject to the terms and conditions of this
          -----------------
Agreement, at the Closings to be held as provided in Section 2.4 below, the Company shall issue and sell to the Buyers an aggregate of 6,584,360 shares of Series C Preferred Stock, which shall be issuable to each Buyer in the amount set forth opposite the name of such Buyer listed on Schedule 2.2, free and clear of all Encumbrances, and each of the Buyers agrees, severally and not jointly, to purchase from the Company the shares of Series C Preferred Stock listed next to such Buyer's name on Schedule 2.2.

     2.3  Purchase Price.  The aggregate purchase price for the shares of Series
          --------------
C Preferred Stock to be issued at the Closings shall be $15,999,994.80, and each Buyer shall pay the amount of the purchase price set forth opposite the name of such Buyer listed on Schedule 2.2. The purchase price shall be paid by each of the Buyers to the Company at the applicable Closing in immediately available funds by wire transfer.

     2.4  Place and Time.  The closing of the purchase of the Preferred Shares
          --------------
(the "First Closing") by all of the Buyers except Biotechnology Investments
      -------------
Limited shall take place at the offices of Sills Cummis Radin Tischman Epstein & Gross, One Riverfront Plaza, Newark, New Jersey 07102-5400 on December 1, 1998 or at such other place, date and time as the parties may agree in writing. The closing of the purchase of the Preferred Shares (the "Second Closing" and
                                                      --------------
collectively with the First Closing, the "Closings") by Biotechnology
                                          --------
Investments Limited shall take place at the offices of Sills Cummis Radin Tischman Epstein & Gross, One Riverfront Plaza, Newark, New Jersey 07102-5400 on December 15, 1998 or at such other place, date and time as the parties may agree in writing.

     2.5  Deliveries by the Company.  At the Closings, the Company shall deliver
          -------------------------
the following to each of the Buyers purchasing Preferred Shares on such date:

          (a) Certificates representing the Preferred Shares, duly registered in the names of the Buyers.

          (b) The documents contemplated by Section 8.

          (c) The executed Stockholders Agreement.

          (d) All other documents, instruments and writings required by this Agreement to be delivered by the Company at the Closings.

     2.6  Deliveries by the Buyers.  At the Closings, each of the Buyers
          ------------------------
purchasing Preferred Shares on such date shall deliver the following to the
Company:

          (a) A wire transfer in the amount of the purchase price determined in accordance with Section 2.3.

          (b) The executed Stockholders Agreement.

          (c) All other documents, instruments and writings required by this Agreement to be delivered by the Buyers at the Closing.

     3.   Representations and Warranties of the Company.
          ---------------------------------------------

     The Company represents and warrants (both as of the date of this Agreement and as of the Closing Dates) to each of the Buyers as follows:

     3.1  Organization of the Company; Authorization.
          ------------------------------------------

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full legal and corporate power and authority to enter into this Agreement and the Stockholders Agreement, to sell and issue the Preferred Shares, and to perform all of its obligations hereunder and thereunder, and to own, lease and operate its assets, properties and business and to engage in its business as presently conducted or contemplated. The Company is duly qualified and in good standing as a foreign corporation under the laws of the State of Pennsylvania and is not required to qualify as a foreign corporation in any other jurisdiction except where the failure to be so qualified would not have a material adverse affect on the Business and Condition of the Company.

          (b) The Company has never had, nor does it presently have, any direct or indirect Subsidiaries, nor has it owned, nor does it presently own, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture or other entity. The Company is not a party to any joint venture or partnership agreement.

          (c) The execution, delivery and performance of this Agreement and the Stockholders Agreement by the Company have been authorized by all necessary corporate action on the part of the Company and each constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy laws, moratorium laws and other laws from time to time in effect affecting creditors' rights generally.

     3.2  Capitalization.  (a) The authorized Equity Stock of the Company
          --------------
consist of

(i) 17,500,000 shares of Common Stock, 1,913,675 of which are issued and outstanding immediately prior to consummation of this Agreement, and (ii) 862,500 shares of Series A Preferred Stock, 6,623,658 shares of Series B Preferred Stock, and 6,584,360 shares of Series C Preferred C Stock, of which 862,500, 6,623,658 and zero, respectively, are issued and outstanding immediately prior to the consummation of the transactions contemplated by this Agreement. Of the authorized shares of Common Stock, 862,500, 6,623,658 and 6,584,360 shares are currently reserved for issuance upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively. All of the issued and outstanding shares of capital stock of the Company are fully paid and non-assessable.

          (b) A true and complete list of the holders of record of all issued and outstanding Equity Stock of the Company, including all outstanding options, warrants or other rights to purchase Equity Stock, as adjusted to reflect the consummation of the transactions contemplated by this Agreement including the number of securities owned by each such holder, is set forth on Schedule 3.2(b) attached hereto.

          (c) The issuance of the Preferred Shares hereunder and the shares of Common Stock issuable upon conversion of the Preferred Shares have been duly and validly authorized. No further approval or authorization of the stockholders or the directors of the Company, of any Governmental Body or of any other Person is required for the issuance and sale of the Preferred Shares, or the shares of Common Stock issuable on conversion thereof. When paid for by, and issued to, the Buyers, the Preferred Shares will be duly and validly issued, fully paid and non-assessable and will be free and clear of any Encumbrances. The Preferred Shares will have the designations, preferences and relative, participating, optional and other special rights as set forth in the Certificate of Incorporation, By-Laws and the Stockholders Agreement. Subject to the accuracy of the Buyers' representations and warranties contained in Section 4, the offer, sale and issuance of the Preferred Shares (and any shares of Common Stock issuable upon conversion thereof) are exempt from the registration requirements of the Securities Act and state securities laws.

          (d) Except as set forth in Schedule 3.2(b) or with respect to the preemptive rights and conversion privileges of the Preferred Shares, there are no options, warrants, conversion privileges, or preemptive or other rights or agreements presently outstanding to purchase or otherwise acquire any shares of the capital stock or other securities of the Company. Except as set forth in
Schedule 3.2(b), the Company is not a party to or subject to any agreement or understanding, that affects or relates to the voting or giving of written consents with respect to any security, or the voting by a director, of the Company. To the best knowledge of the Company, no stockholder has granted options or other rights to purchase any shares of Common Stock or other equity securities of the Company from such stockholder. The Company holds no shares of its capital stock in its treasury. Except as contemplated by this Agreement or as set forth in the Stockholders Agreement or Schedule 3.2(b), there are no rights outstanding which permit or allow the holder thereof to cause the Company to file a registration statement or which permit or allow the holder thereof to include securities of the Company in a registration statement filed by the Company. Except as contemplated by this Agreement, the Certificate of Incorporation and the Stockholders Agreement and as set forth in Schedule 3.2(b), none of the outstanding Equity Stock of the Company was issued in violation of the Securities Act or other federal or state or other jurisdictions' securities laws except for the filing of certain notices that may be required under applicable Federal or state securities laws which filings shall be timely made and the filing of a Form M-11 with the New York Department of Law (the "NYDL"), which filing has been accepted by the NYDL. The offer, sale and issuance of the Preferred Shares and the shares of Common Stock issuable upon conversion of the Preferred Shares in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940. The Company has delivered to the Buyers true, correct and complete copies of the Certificate of Incorporation and By-Laws (or other governing instrument) of the Company, as currently in effect each as amended, and all minutes, memoranda, actions, and resolutions of the Board of Directors and of the Company relating to the transactions contemplated hereby, each as certified by the Secretary of the Company as being true and correct copies of the originals.

     3.3  No Conflict as to the Company.  Except as set forth in Schedule 3.3,
          -----------------------------
the Company is not in violation or breach of any term of its Certificate of Incorporation or By-laws (each as amended through the date hereof), or any judgment or decree, nor has it received or delivered notice concerning a breach of any Material Contract (as defined below), and, to the best knowledge of the Company, it is not in violation of any order, statute, rule, or regulation applicable to the Company or properties except for those the violation of which would not have a material adverse effect on the Business and Condition of the Company. Neither the execution, delivery or performance of this Agreement or the Stockholders Agreement, the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof, or the consummation of the transactions contemplated hereby and thereby, will (a) violate nor conflict with any provision of the Certificate of Incorporation or By-Laws of the Company, or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of the Company under, any material agreement or commitment to which the Company is a party or by which any of its property or assets is bound, or to which any of the property or assets of the Company is subject, except where the foregoing would not have a material adverse affect on the Business and Condition of the Company, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to the Company, except where the foregoing would not have a material adverse affect on the Business and Condition or (d) result in the suspension, revocation, impairment, forfeiture, or non-renewal of any Permit (as defined below) of the Company, except where the foregoing would not have a material adverse affect on the Business and Condition.

     3.4  Title to Properties; Encumbrances; Condition.  (a) The Company owns no
          --------------------------------------------
interests in real properties. The Company has good, valid and legal title to all other properties (personal and mixed, tangible and intangible) that it purports to own and a valid leasehold interest in all properties that it has leased. With respect to property it leases, the Company is in compliance with such leases in all material respects.

          (b) Except as set forth on Schedule 3.4(b), all properties and assets owned or leased by the Company are owned or leased free and clear of all Encumbrances.

          (c) The properties and assets of the Company include all rights, properties and other assets necessary to permit the Company to conduct its business in all material respects in the same manner as presently conducted or contemplated and as it has been conducted prior to the date of this Agreement. The equipment of the Company is in good operating condition and repair, normal wear and tear excepted, and is adequate for its present and contemplated uses to which it is being, or is contemplated to be, used.

     3.5  Litigation.  (a) There is no action, suit, inquiry, proceeding or
          ----------
investigation by or before any court or Governmental Body pending or, to the best of the Company's knowledge, threatened against the Company or any of its properties, and (b) to the best of the Company's knowledge, there is no valid basis for any such action, suit, inquiry, proceeding or investigation. The Company is not a party to, or to the best knowledge of the Company, named in any order, writ, injunction, judgment, or decree of any court, Governmental Body or instrumentality. There is no action, suit or proceeding by the Company currently pending or that the Company currently intends to initiate.

     3.6  Proprietary Rights.  The Company owns, or is licensed or otherwise has
          ------------------
the full and exclusive rights to use, sell and license, all Proprietary Rights used in or necessary for the conduct of its business as heretofore conducted, and as presently contemplated to be conducted, all of which are listed on
Schedule 3.6 hereto (the "Requisite Rights").  To the Company's knowledge, each
                          ----------------
of the patents comprising the owned or licensed Requisite Rights is valid and enforceable. Except as set forth on Schedule 3.6, no royalties, honoraria, fees or other amounts are payable by the Company to any third party by reason of the ownership, use, sale or license of the Requisite Rights. Except as set forth on
Schedule 3.6 hereto, to the best of the Company's knowledge, no product, service or process currently or proposed to be manufactured, marketed, sold or used by the Company violates any license or infringes any Proprietary Rights of any third party. There is no pending or, to the best of the Company's knowledge, threatened claim or litigation against the Company contesting the validity or right to use any of the Requisite Rights, nor does there exist any basis therefor.

     3.7  Contracts and Commitments.  Except as set forth on Schedule 3.7, the
          -------------------------
Company does not have any contract, agreement, obligation, lease or commitment, proposed or executed, written or oral, absolute or contingent, other than (i) contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not involve more than $50,000, and do not extend for more than one (1) year beyond the date hereof, (ii) sales contracts entered into in the ordinary course of business, (iii) agreements that are terminable at will by the Company on no more than thirty (30) days' notice without cost or liability to the Company, and that are not material to the Business and Condition of the Company. For the purpose of this paragraph, employment and consulting contracts and contracts with labor unions, and license agreements relating to the acquisition or disposition of the Company's technology

(other than standard end user license agreements) shall not be considered to be contracts entered into in the ordinary course of business. Schedule 3.7 contains a true, complete and accurate list of all such contracts, agreements, leases, commitments, understandings or other obligations (whether written or oral) (collectively the "Material Contracts"), true and correct copies of which have been made available to the Buyers or their counsel.

     3.8  Status of Agreements.  All contracts, agreements, commitments,
          --------------------
obligations, plans, leases, policies and licenses to which the Company is a party are valid and binding agreements and are in full force and effect; there are no existing defaults (or events which, with notice or lapse of time or both, would constitute a default) by the Company or, to the best of the Company's knowledge, any other party thereunder. The Company is not a party to any contract, agreement, commitment or other obligation that has or may reasonably be expected to have individually or in the aggregate with any other contracts, agreements, commitments or other obligations a material adverse effect on the Business and Condition of the Company.

     3.9  Labor Relations.  To the best knowledge of the Company, no officer,
          ---------------
key employee of or consultant to the Company is or will be in violation of any judgment, decree, or order, or any term of any employment contract, consulting agreement, patent disclosure agreement, or other contract or agreement relating to the relationship of any such officer or consultant with the Company, as the case may be, or any other party because of the nature of the business conducted or proposed to be conducted by the Company or the use by the officer, key employee or consultant of his best efforts with respect to such business. To the best knowledge of the Company, no officer, key employee or consultant to the Company intends to terminate his or their employment or other arrangement with the Company, nor does the Company have a present intention to terminate the employment of or other arrangement with any of the foregoing, including, but not limited to, the Chief Executive Officer of the Company. Subject to general principles related to wrongful termination of employees and to the terms of the agreements listed on Schedule 3.9, the employment of each officer and employee of the Company is terminable at will of the Company. Except as set forth in
Schedule 3.9, the Company is not obligated under any employment contract, nor is it a party to any union, collective bargaining or similar agreement, any profit-sharing, deferred compensation, bonus, stock option, stock ownership, stock purchase, pension, consulting, retirement, welfare or incentive plan or agreement, or any plan providing for "fringe benefits" to its employees, including, but not limited to, salary continuation, service awards, severance pay, welfare, medical, hospitalization, disability, life insurance and other insurance plans or related benefits with respect thereto. The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Company is not nor has it been engaged in any unfair labor practice which is likely to have a material adverse affect on the Business and Condition of the Company; there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board; there is no labor strike, dispute, slowdown or stoppage pending or threatened against or affecting the Company or any attempt to organize employees of the Company for union representation; no representation question exists respecting the employees of the Company; and the Company's relations with its employees are satisfactory.

     3.10 Employee Benefit Plans.  Except as set forth in Schedule 3.9, the
          ----------------------
Company does not have, none of its current or former employees are covered by, and the Company has no obligation with respect to, any employee benefit plan (as defined in Section 3(3) of ERISA), whether formal or informal.

     3.11 Compliance with Law.  The operations of the Company have been
          -------------------
conducted in all material respects in accordance with all applicable laws, regulations and other requirements of all Governmental Bodies having jurisdiction over the Company. The Company has not received any notification of any asserted present or past failure to comply with any such laws, rules or regulations. The Company has all material licenses, Permits, orders or approvals from Governmental Bodies material to the Business and Condition of the Company and, to the best of the Company's knowledge, it is not in violation of any such license, Permit, order or approval which violation is likely to have a material adverse affect on the Business and Condition of the Company.

     3.12 Governmental Consent.  No consent, approval, or authorization of, or
          --------------------
designation, declaration, notification, or filing with any Governmental Body on the part of the Company is required in connection with the valid execution, delivery and performance of this Agreement or the Stockholders Agreement, the offer, sale, or issuance of the Preferred Shares and the Common Stock to be issued upon the conversion thereof or the consummation of any other transaction contemplated hereby or by the Stockholders Agreement except the qualification (or the taking of such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Preferred Shares or the Common Stock to be issued upon the conversion thereof under applicable securities laws, which filings and qualifications, if required, will be accomplished in a timely manner.

     3.13 Environmental Protection.  (a) The Company is in compliance with all
          ------------------------
limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws, or in any plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. The Company is not aware of, nor has the Company received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

          (b) To the best of the Company's knowledge, no Hazardous Material has been incorporated in, used on, stored on or under, released from, treated on, transported to or from, or disposed of on or from any real property leased by the Company such that, under Applicable Environmental Laws, (i) any such Hazardous Material would be required to be removed, cleaned-up or remediated before the property could be altered, renovated, demolished or transferred, or
(ii) the lessee of the property could be subjected to liability for the removal, clean-up or remediation of such Hazardous Material; and the Company has not received any notification from any Governmental Bodies or other third parties relating to Hazardous Material on or affecting any property owned or leased by the Company or relating to any potential or known liability under Applicable Environmental Laws arising from the ownership or leasing of any property.

     3.14 Related Party Transactions.  (a) Except as set forth in Schedule 3.14
          --------------------------
and except for the transactions contemplated to occur at the Closings, (i) there have been no transactions between the Company and any Related Party or any payment (however characterized) by the Company to any Related Party or by any Related Party to the Company, and (ii) there is no lease, agreement or commitment between the Company and any Related Party. As used in the preceding sentence, the term "transaction" includes, but is not limited to, any sale or other transfer of property of assets, the lease or other use of property or assets, the provision of services and the furnishing of personnel, whether or not for consideration.

          (b) Except as set forth in Schedule 3.14, no Related Party has any material direct or indirect interest (including financial or ownership) in any Material Contract, or property of the Company, real or personal, tangible or intangible, including, without limitation, any Proprietary Rights, used in or pertaining to the business of the Company, and no Related Party is indebted to the Company and the Company is not indebted to any Related Party whether directly or indirectly (including commitments to make loans or extend or guarantee credit).

     3.15 No Brokers or Finders.  Neither the Company, nor any of its officers,
          ---------------------
directors or employees, has employed or will employ any broker or finder or incurred or will incur, directly or indirectly, any liability for any brokerage or finder's fees or commissions or similar payments in connection with this Agreement or the transactions contemplated hereby.

     3.16 Insurance.  The Company has obtained insurance for its benefit in such
          ---------
amounts and covering such risks as are customary for businesses comparable to the business conducted by the Company under policies in effect and issued by insurers of recognized responsibility.

     3.17 Disclosure.  No representations or warranties by the Company in this
          ----------
Agreement and no statement contained in any document (including, without limitation, financial statements, certificates, projections, business plans or other writings furnished or to be furnished to the Buyers or any of their representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby), contains any untrue statement of material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Documents delivered to the Buyers pursuant to this Agreement are true and complete copies of what they purport to be.

     3.18 Small Business Matters.  (a) The Company, together with its
          ----------------------
"affiliates" (as that term is defined in Title 13, Code of Federal Regulations,
(S)121.103), is a "small business concern" within the meaning of the Small Business Investment Act of 1958, as amended (the "SBIA"), and the regulations
                                                  ----
thereunder, including Title 13, Code of Federal Regulations, (S)121.301(c). The Company is a "qualified small business," as defined in Section 1202(d) of the Code. The Company covenants and agrees to execute and deliver to the Buyers, from time to time, such forms, documents, schedules and other instruments as may be reasonably requested thereby to cause the Series C Preferred Stock to qualify as "qualified small business stock," as defined in Section 1202(c) of the Code.

          (b) The proceeds from the sale of the Preferred Shares will be used by the Company to (i) finance working capital, research and development and other general corporate needs, and (ii) pay expenses related to the transactions contemplated by this Agreement, the Stockholders Agreement, and the other transactions and documents related hereto and thereto. The Company will not engage in any act or use the proceeds from the sale of the Shares hereunder, directly or indirectly for any purpose in contravention of the SBIA and the regulations thereunder. No portion of such proceeds (i) will be used to provide capital to a corporation licensed under the SBIA, (ii) will be used to acquire farm land, (iii) will be used to fund production of a single item or defined limited number of items, generally over a defined production period, that constitute the majority of the activities of the Company (examples include motion pictures and electric generating plants), or (iv) will be used for any purpose contrary to the public interest (including, but not limited to, activities which are in violation of law or inconsistent with free competitive enterprise), in each case, within the meaning of 13 C.F.R. (S)107.720.

          (c) The primary business activity of the Company does not involve, directly or indirectly, providing funds to others, purchasing or discounting debt obligations or factoring or long-term leasing of equipment with no provision for maintenance or repair. The Company is not classified under Major Group 65 (Real Estate) of the SIC Manual. The assets of the business of the Company (the "Business") will not be reduced or consumed, generally without
              --------
replacement, as the life of the Business progresses, and the nature of the Business does not require that a stream of cash payments be made to the Company's financing sources on a basis associated with the continuing sale of assets (examples include real estate development projects and oil and gas wells). (See 13 C.F.R. (S)107.720.)
          ---

          (d) The proceeds from the sale of the Preferred Shares will not be used substantially for a foreign operation and at the Closings or within one year thereafter no more than 49% of the employees or tangible assets of the Company and its subsidiaries will be located outside the United States. This subsection (d) does not prohibit such proceeds from being used to acquire foreign materials and equipment or foreign property rights for use or sale in the United States (unless such use or sale is for a specific domestic purpose).

     3.1  Licenses; Authorizations; Permits.  The Company owns, possesses, or
          ---------------------------------
will own, possess, and maintain throughout the term of this Agreement all franchises, grants, licenses, permits, consents, approvals or authorizations (the "Permits") of every kind and nature necessary in the conduct of its business as currently operated except for those Permits the failure of which to so own, possess and maintain is not reasonably likely to have a material adverse effect on the Business and Condition of the Company. The Company is not in violation of, or in default under, any Permits, except where such violation or default is not reasonably likely to have a material adverse effect on the Business and condition of the Company.

     3.20 Liabilities; Indebtedness.  Except as and to the extent disclosed or
          -------------------------
reserved against the balance sheet of the Company as of October 31, 1998, a copy of which has been previously delivered to the Buyers, to the best of the Company's knowledge, it has no liabilities, absolute or contingent (other than those incurred after the date thereof in the ordinary course of business), which are, individually or in the aggregate, material to the Business and Condition of the Company. Except as set forth in Schedule 6.3, the Company has no indebtedness for borrowed money that the Company has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Company has otherwise become directly or indirectly liable.

     3.21 Absence of Certain Changes or Events; Operations.  Since October 31,
          ------------------------------------------------
1998 to the best knowledge of the Company there has not been any event, occurrence or development or any change in the business, financial condition or results of operations of the Company which, individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on the Business and Condition of the Company or a material adverse effect on the Company's ability to consummate the transactions contemplated hereby and by the Stockholders Agreement.

     4.   Representations and Warranties of the Buyers.
          --------------------------------------------

     Each Buyer, severally and not jointly, represents and warrants (both as of the date of this Agreement and as of the Closing Date on which such Buyer is purchasing Preferred Shares) to the Company as follows:

     4.1  Authorization.  Such Buyer has the full power and authority to enter
          -------------
into this Agreement and the Stockholders Agreement and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Stockholders Agreement by it have been duly authorized by all necessary action, and this Agreement and the Stockholders Agreement constitute valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except, as such enforceability may be limited by bankruptcy laws, moratorium laws and other laws from time to time in effect affecting creditors' rights generally. The execution, delivery and performance of this Agreement and the Stockholders Agreement by such Buyer does not violate any provision of the governing instrument of Buyer, conflict with or constitute a default under any material agreement, indenture or instrument to which such Buyer is a party or by which it is bound or violate any statute or order of any court or Governmental Body applicable to such Buyer, except where the foregoing would not have a material adverse affect on the business and condition of the Buyer.

     4.2  Investment Representations.  Such Buyer has knowledge and experience
          --------------------------
in financial and business matters sufficient to enable it to evaluate the merits and risks of an investment in the Company. Such Buyer has assets sufficient to enable it to bear the economic risk of its investment in the Preferred Shares and is an "accredited investor" as defined in Rule 501 under the Securities Act. Such Buyer is acquiring the Preferred Shares for its own account, and not with a present view to, or for sale in connection with, any distribution thereof. Such Buyer understands that the Preferred Shares and the Common Stock issuable upon conversion thereof have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to the exemption provided in Section 4(2) thereof, that the Preferred Shares and the Common Stock issuable upon conversion thereof have not been registered under applicable state securities laws by reason of their issuance in a transaction exempt from such registration requirements, and that the Preferred Shares and the Common Stock issuable upon conversion thereof may not be sold or otherwise disposed of unless registered under the Securities Act and applicable state securities laws (the Company being under no obligation so to register such Preferred Shares or the Common Stock issuable on conversion thereof, except as set forth in Section 8 of the Stockholders Agreement) or exempted from registration. Such Buyer further understands that the exemption from registration afforded by Rule 144 promulgated under the Securities Act is not presently available with respect to the Preferred Shares or the Common Stock issuable on conversion thereof.

     4.3  Buyers' Acknowledgment as to Information.  Such Buyer or officers and
          ----------------------------------------
representatives of such Buyer have received from the Company such information (including the Schedules and Exhibits to this Agreement and of such documents referred to herein and therein as they have requested) with respect to the Company as such Buyer has deemed necessary and relevant in connection with the transactions contemplated by this Agreement (the "Contemplated Transactions"),
                                                  -------------------------
and such Buyer has had the opportunity, directly or through such officers and representatives, to ask questions of and receive answers from persons acting on behalf of the Company necessary to verify the information so obtained; provided,
                                                                       --------
however, that such receipt of information and such opportunity shall not affect
-------
or otherwise diminish or obviate the representations and warranties of the Company set forth in this Agreement or such Buyer's reliance thereon.

     4.4  No Brokers or Finders.  No Buyer nor any of its officers, directors or
          ---------------------
employees has employed or will employ any broker or finder or incurred or will incur, directly or indirectly, any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the Contemplated Transactions.

     5.   Affirmative Covenants of the Company.
          ------------------------------------

     Subject to Section 12, the Company agrees that so long as any shares of Series C Preferred Stock are outstanding:

     5.1  Use of Proceeds.  The proceeds of the sale of the Preferred Shares
          ---------------
shall be used by the Company for working capital, research and development and other general corporate purposes.

     5.2  Consent as to Issuance of Common Stock.  The Company will obtain any
          --------------------------------------
authorization, consent, approval or other action by or make any filing with any court or Governmental Body that may be required under applicable federal or state securities laws in connection with the issuance of any shares of Common Stock upon conversion of the Preferred Shares.

     5.3  Financial Information.  Until the consummation of an Initial Public
          ---------------------
Offering, the Company will deliver to each Buyer: (a) as soon as practicable and in any event within 90 days after the close of each fiscal year of the Company, copies of (i) the audited balance sheet of the Company as of the end of such fiscal year, (ii) audited statements of operations of the Company for such fiscal year, (iii) audited statements of stockholders' equity for such fiscal year, and (iv) audited statements of cash flow of the Company for such fiscal year, setting forth in each case in comparative form the corresponding figures of the previous annual period, all in reasonable detail, prepared in accordance with GAAP consistently applied throughout the periods involved and together with the report of a firm of independent certified public accountants of recognized national standing;

          (b) as soon as practicable, and in any event within 45 days after the end of each of the first three fiscal quarters of the Company and within 90 days after the end of the fourth fiscal quarter, a financial reporting package including (i) an unaudited balance sheet of the Company as at the end of each such fiscal quarter, and (ii) unaudited statements of operations, stockholders' equity and cash flow for such fiscal quarter, setting forth in each case in comparative form corresponding figures for the preceding year's respective fiscal quarter and the most recent quarterly budget data included in the annual operating budget for the Company. Each quarterly reporting package will also contain an analysis of the current business and marketing plans of the Company and its Subsidiaries, if any, for the period covered by such budget (the "Budget"), all in reasonable detail, prepared in accordance with GAAP
 ------
consistently applied throughout the periods involved and certified as being correct and complete and fairly presenting the results of operations of the Company for the quarter indicated (subject to normal year-end audit adjustments and the absence of footnotes), by the principal financial officer of the Company;

          (c) for each calendar month, as soon as practicable and in any event within 25 days after the close of such month, copies of (i) the balance sheet of the Company as of the end of such month, (ii) statements of operations of the Company for such month, and (iii) statements of cash flow of the Company for such month, all in reasonable detail, prepared in accordance with GAAP consistently applied throughout the periods involved and certified as being correct and complete and fairly presenting the results of operations of the Company for the month indicated (subject to normal recurring year-end audit adjustments and the absence of footnotes), by the principal financial officer of the Company;

          (d) as soon as practicable and in any event not less than 30 days prior to the end of each fiscal year of the Company, a Budget, including an analysis of the current business and marketing plans of the Company and its Subsidiaries, if any, for the twelve month period covered by such budget, including but not limited to, a cash flow budget, profit and loss budget and budgeted balance sheet; and

          (e) such other reports and financial and other information, including but not limited to any letters furnished to the Company by its independent public accountants which comment on the accounting practices of the Company, as any Buyer shall reasonably request; and

          (f) concurrently with the furnishing of the report pursuant to Section 5.3(a) and (b) hereof, an officer's certificate stating that the Company is not in default under, and has not breached, any material agreements or obligations, including, without limitation, this Agreement, or if any such default or breach exists, specifying the nature thereof and what actions the Company has taken and proposes to take with respect thereto. If for any period the Company shall have any Subsidiary or Subsidiaries whose accounts are consolidated with those of the Company, then the financial statements delivered for such period pursuant to the foregoing clauses (a), (b) and (c) of this Section 5.3 shall be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries and, if such Subsidiary or Subsidiaries are not consolidated with those of the Company, separate financial statements for such Subsidiary or Subsidiaries shall be provided.

     5.4  Other Reports and Inspection.  (a) The Company will, upon reasonable
          ----------------------------
prior notice, make available to each Buyer or its representatives or designees during normal business hours (a) all assets, properties and business records of the Company for inspection and copying, and (b) the directors, officers, employees and public accountants (and by this provision the Company hereby authorizes and instructs said accountants to discuss with such holder and such representatives and designees its affairs, finances and accounts and the responses of attorneys representing the Company to inquiries made by the Company on behalf of said accountants in connection with their audit of the financial affairs of the Company), of the Company for interviews concerning the business, affairs and finances of the Company.

          (b) Promptly (but in any event within ten (10) days) after the discovery of any material adverse event or circumstance affecting the Company which event or circumstance has, or with the passage of time is reasonably likely to, have a material adverse effect on the Business and Condition of the Company or result in the Company's breach of any material provision of this Agreement, the Company shall deliver a notice to each Buyer specifying the nature and period of existence thereof, and the actions of the Company has taken and/or proposes to take with respect thereto. The Company shall furnish each Buyer receiving such letter with monthly reports updating and describing any developments relating to matters described under this Subsection 5.4(b) and will promptly notify each Buyer of any material developments or changes relating thereto.

          (c) Promptly (but in any event within five days) after transmission thereof, the Company shall deliver to each Buyer copies of any material communication from the Company to its shareholders, directors or the financial community at large, and any reports filed by the Company with any securities exchange, the National Association of Securities Dealers, Inc., any state official or agency charged with securities regulation, the Commission, any other Governmental Body and any material correspondence between the Company and any of the foregoing (including, without limitation, any correspondence from any of the foregoing which contains information materially adverse to the Business and Condition of the Company).

          (d) Promptly following the preparation thereof, the Company shall deliver to each Buyer copies of the minutes of proceedings (or consents) of the Company's Board of Directors and/or its stockholders.

           (e) With reasonable promptness, the Company shall deliver to each Buyer such other information and data with respect to the Company and its Subsidiaries (if any) as any Buyer may from time to time reasonably request.

           (f) Each of Sentron and Healthcap shall have the right to send one representative to attend, in a non-voting observer capacity, all meetings of the Company's Board of Directors, and in this respect, the Company shall give such representative copies of all notices, minutes, consents and other materials that it provides to its Directors. Such representative shall have the right to participate in discussions of matters brought before the Board of Directors.

           The provisions of Section 5.3 hereof and this Section 5.4 shall not be in limitation of any rights which any Buyers may have with respect to the books and records of the Company and any Subsidiary of the Company, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

           Each Buyer agrees that the information to be provided by the Company pursuant to Section 5.3 and 5.4 is Confidential Material (as defined in Section 7(a) below).

     5.5   Corporate Existence; Properties.  The Company will, and will cause
           -------------------------------
each of its Subsidiaries to, maintain, preserve and renew its corporate existence in good standing and to comply with all applicable laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof and of any Governmental Body where, in any such case, the failure to so comply is reasonably likely to have a material adverse effect on the Business and Condition of the Company. The Company will, and will cause each of its Subsidiaries to, maintain, preserve and renew all of its Permits and take all action reasonably necessary or material to obtain, preserve, defend, renew and extend all Permits and Proprietary Rights (including, without limitation, the Requisite Rights) which are necessary or material to the conduct of the business.

     5.6   Insurance.  The Company will maintain policies of insurance,
           ---------
including, but not limited to, fire, casualty liability in full force and effect and workmen's compensation, in such amounts and covering such risks as are customarily carried by businesses comparable to the business conducted by the Company, subject to availability at commercially reasonable cost.

     5.7   Maintenance of Properties.  The Company will, and will cause each of
           -------------------------
its Subsidiaries to, maintain and keep its properties, real and personal, in good repair, working order and condition, normal wear and tear excepted, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted at all times.

     5.8   Compliance with Obligations.  The Company will, and will cause each
           ---------------------------
of its Subsidiaries to, comply with the terms and conditions of all Material Contracts, the Certificate of Incorporation, By-laws, and the Stockholders Agreement, and all documents and agreements executed or delivered in connection with the Closings to the extent to which the failure to so comply could reasonably be expected to have a material adverse effect upon the Business and

Condition of the Company and its Subsidiaries taken as a whole, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP consistently applied) have been established on its books with respect thereto.

     5.9  Taxes.  The Company will, and will cause each of its Subsidiaries to,
          -----
pay when due (a) all Taxes imposed upon it or any of its properties or income, other than Taxes which are being contested in good faith and which Taxes in the aggregate have been reserved against on the books of the Company, and (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a lien upon any of its properties, other than claims or demands which are being contested in good faith.

     5.10  Compliance with Law.  The Company will, and will cause each of its
           -------------------
Subsidiaries to, comply, with all applicable statutes, rules, regulations and orders of all Governmental Bodies with respect to the conduct of its business and the ownership of its properties; provided, that the Company shall not be
                                     --------
deemed to be in violation of this Section 5.10 as a result of any failure to comply with any provisions of such statutes, rules, regulations and orders, the noncompliance with which would not result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, would materially and adversely affect the Business and Condition of the Company and its Subsidiaries taken as a whole.

     5.11  Environmental Matters.  The Company shall promptly advise each Buyer
           ---------------------
in writing of any pending or threatened claim, demand or action by any Governmental Body or third party relating to any Hazardous Materials materially affecting any properties owned or leased by the Company of which it has knowledge. The Company shall not discharge, place, release, spill or dispose of any Hazardous Materials or any other pollutants or effluents upon any properties owned or leased by the Company or elsewhere (including, but not limited to, underground injection of such substances) other than in compliance with Applicable Environmental Laws and the Company shall not discharge into the air any emission which would require a permit under the Clean Air Act or its state counterparts or any other Environmental Laws without obtaining such permit. The stockholders of the Company shall have no control over, or authority with respect to, the waste disposal operations of the Company.

     5.12  Accounting System.  The Company will maintain a system of accounting
           -----------------
and proper books of record and account, in accordance with GAAP, and will set aside on its books reserves for depreciation, depletion, obsolescence, amortization, pending and threatened litigation and otherwise as may be appropriate in conformance with procedures and recommendations of the Company's independent public accountants.

     5.13  Reservation of Common Stock.  The Company shall reserve and keep
           ---------------------------
available out of its authorized but unissued Common Stock the number of shares of Common Stock required for issuance upon the conversion of all of the Series C Preferred Stock.

     5.14  Proprietary Information and Confidentiality Agreements with Employees
           ---------------------------------------------------------------------
and
---

Consultants.  The Company will enter into proprietary information and
-----------
confidentiality agreements in a form approved by its Board of Directors with all key employees and consultants of the Company. The Company will avail itself of all rights and remedies under all existing and future proprietary information and confidentiality agreements.

     5.15  Board of Directors Meetings.  The Company shall call, and use its
           ---------------------------
best efforts to have, regular meetings of the Board of Directors on at least a quarterly basis. The Company shall pay all reasonable travel expenses and other out-of-pocket expenses incurred by Directors in connection with attending meetings of the Board or any committee thereof.

     5.16  Material Changes and Litigation.  The Company shall promptly notify
           -------------------------------
the Buyers of any material adverse change in the Business and Condition of the Company and its Subsidiaries, if any, taken as a whole, and of any litigation or governmental proceeding or investigation brought or, to the best of the Company's knowledge, threatened against the Company, or against any officer, director, key employee, or principal stockholder of the Company materially adversely affecting or which, if adversely determined, would materially adversely effect the Business and Condition of the Company and its Subsidiaries, if any, taken as a whole.

     5.17  Patents, Trademarks and Copyrights.  Except where the Company has
           ----------------------------------
affirmatively determined to the contrary in its reasonable business judgment:

           (a) Patent Maintenance.  The Company shall take such actions
               ------------------
(including the payment of all maintenance and other fees related thereto) as are necessary to cause all Company patents to remain current and will not do any act or omit to do any act whereby any Company patent will expire prematurely.

           (b) Trademark Maintenance.  The Company will not do any act or omit
               ---------------------
to do any act whereby any Company trademark or any trademark licensed by the Company may become abandoned or rendered invalid and shall take all such actions necessary to maintain the validity of all such trademarks. The Company will maintain its trademarks in full force and effect and free from any claim of abandonment for non-use.

           (c) Copyright Maintenance.  The Company will place appropriate notice
               ---------------------
of copyright on all copies embodying Company copyrighted works, if any, which are publicly distributed and the Company will not do any act or omit to do any act whereby any Company copyright may become invalidated or dedicated to the public domain.

           (d) Application and Registration Maintenance.  The Company will take
               ----------------------------------------
all steps necessary in the reasonable business judgment of the Company in any proceeding before the United States Patent and Trademark Office, United States Register of Copyrights or similar office or agency of the United States or any office of the Secretary of State (or equivalent) of any state thereof, to maintain and prosecute each application and registration of Company's patents, trademarks and copyrights, including, without limitation, filing of renewals, extensions, affidavits of use and incontestability, and opposition, interference and cancellation proceedings, which are material to the business of the Company.

           (e) Infringement.  In the event that any Company patent, trademark,
               ------------
or copyright is infringed, misappropriated or diluted by a third party, the Company shall, unless the Company shall determine in its reasonable business judgment that such trademark, patent or copyright is of negligible economic value to the business of the Company, promptly sue for infringement, misappropriation and/or dilution and to obtain injunctive relief and recover damages therefore, and shall take such other actions to protect such patent, trademark, or copyright, all as the Company shall deem appropriate in its reasonable business judgment under the circumstances.

     5.18  Director & Officer Insurance; Indemnification Agreements.  The
           --------------------------------------------------------
Company shall use its best efforts to obtain, as soon as reasonably practicable, but in any event within 4 months of the First Closing, obtain a directors & officers insurance policy in an amount not less than $1 million. The Company shall maintain such policy in full force and effect, subject to availability at commercially reasonable cost. The Company shall, as soon as reasonably practicable, enter into indemnification agreements with each of its directors, which shall provide that the Company shall indemnify each of its directors to the fullest extent permitted by the Delaware General Corporation Law.

     6.    Negative Covenants of the Company.
           ---------------------------------

     Subject to Section 12, the Company covenants and agrees with each of the Buyers and its transferees that, without the affirmative approval of the holders of at least a majority of the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class:

     6.1   Related Party Transactions.  Other than in the ordinary course of
           --------------------------
business of the Company on an arms-length basis or in connection with transactions involving obtaining additional financing for the Company, neither the Company nor any Subsidiary will engage in any transaction with, nor enter into any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any Related Party without the affirmative vote of a majority of the directors who are not affiliated (as defined by Rule 405 promulgated under the Securities Act) with such persons or entities.

     6.2   Business.  The Company will only engage in the business of the
           --------
research, development, manufacturing, marketing and sale of medical products and the performance of services related or incidental thereto, and any and all activities related or incidental thereto.

     6.3   Indebtedness; Commitments.  Except as set forth on Schedule 6.3, the
           -------------------------
Company will not, without the approval of the Board of Directors, incur, assume, guarantee or otherwise become liable for (a) Indebtedness, or (b) commitments in excess of $100,000 in the aggregate.

     6.4   Guarantees.  The Company will not incur any guarantee or similar
           ----------
contingent
obligation in respect of the indebtedness of others, whether or not classified on the Company's balance sheet as a liability (a "Guarantee"), except for
                                                  ---------
Guarantees in respect of indebtedness of any wholly-owned Subsidiary of the Company.

     6.5   Liens.  Except with respect to the items set forth on Schedule 6.3,
           -----
the Company will not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

           (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect
                                  --------
thereto are maintained on the books of the Company in conformity with GAAP;

           (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings;

           (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

           (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

           (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company;

           (f) Liens securing indebtedness of the Company incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall
                                            --------
be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such indebtedness, (iii) the amount of indebtedness secured thereby is not increased and (iv) the principal amount of indebtedness secured by any such Lien shall at no time exceed 75% of the original purchase price of such property at the time it was acquired; and

           (g) Liens existing as of the date of this Agreement.

     6.6   Capital Expenditures.  The Company will not make or commit to make
           --------------------
(by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for expenditures in the ordinary course of business not exceeding $100,000 in the aggregate during any fiscal year of the Company other than those capital expenditures included in the annual Budget approved by the Board of Directors.

     6.7   Conflicting Agreements.  The Company will not enter into any
           ----------------------
agreement or make any amendment to any agreement or take any other action which by its terms might restrict or materially adversely affect the performance of the Company's obligations pursuant to the terms of this Agreement, the Stockholders Agreement or the provisions relating to the Preferred Shares included in the Certificate of Incorporation, including, but not limited to, the redemption, voting or conversion of the Series C Preferred Stock.

     6.8   No Acquisitions.  The Company shall not, nor shall it permit any of
           ---------------
its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire, or permit any of its Subsidiaries to acquire or agree to acquire, any assets for a purchase price which is in excess of 10% of the Company's net worth in accordance with GAAP, based on the Company's most recent regularly prepared quarterly or annual financial statements ("Net Worth").
             ---------

     6.9   No Dispositions.  Other than in the ordinary course of business and
           ---------------
other than dispositions of obsolete assets, the Company will not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or agree to sell, lease, encumber or otherwise dispose of, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) in any transaction or series or related transactions, assets having an aggregate book value in excess of 5% of the Company's Net Worth.

     6.10  Subsidiaries.  The Company shall not create, own or otherwise acquire
           ------------
or hold any Subsidiary other than in the ordinary course of the Company's business.

     6.11  Subsequent Offerings.  The Company shall not hereafter sell, offer
           --------------------
for sale or solicit offers to buy any securities of the Company so as to jeopardize compliance by the Company under the Securities Act or other securities laws in respect of future offerings of securities. In connection with future offerings of securities of the Company, the Company shall comply with all federal and state securities laws.

     7.    Confidentiality.
           ---------------

           (a) The Buyers agree to keep the information heretofore or hereafter furnished to the Buyers by the Company or on the Company's behalf (the "Confidential Material") confidential. Notwithstanding the foregoing, the term
 ---------------------
Confidential Material does not include information that (i) is or becomes publicly available other than through breach of this Agreement by the Buyers;
(ii) is already known to the Buyers at the time of disclosure; (iii) is received by the Buyers from a third party not under an obligation of confidentiality to the Company; or (iv) is independently developed by the Buyers without reference to the Confidential Material. The

Buyers agree to take reasonable precautions to safeguard the Confidential Material from disclosure to anyone other than appropriate employees, officers, directors, partners and representatives, including auditors and attorneys, of the Buyers, which persons shall agree to treat such information as confidential. Any holder of Series C Preferred Stock who is entitled to receive information concerning the Company pursuant to Sections 5.3 and 5.4 shall, as a condition to receipt of such confidential information, agree to be bound by this Section 7.

           (b) A Buyer may provide to any member of its Group (as defined in the Stockholders Agreement), and each of the Buyers which is acting as a general partner of a venture capital limited partnership, a trustee, an investment manager, an investment advisor or in any other similar fiduciary capacity may furnish to any limited partner, plan sponsor, investment committee or investment advisory board of or associated with such Buyer, only (i) information about the Company which falls within the exceptions described in Section 7(a) above, and
(ii) information relating to summary, year-to-date, or annual financial and other information necessary to describe the general condition of the Company if concurrently therewith such Buyer informs such member of its Group, limited partner, plan sponsor, investment committee or investment advisory board in writing of the confidential nature of such information.

     8.    Conditions to the Buyers' Obligations.
           -------------------------------------

     The obligations of the Buyers to effect the applicable Closing shall be subject to the satisfaction at or prior to the applicable Closing of the conditions contained in Sections 8.1 through 8.13 below, inclusive, any one or more of which may be waived by the Buyers.

     8.1   No Injunction.  There shall not be in effect any injunction, order or
           -------------
decree of a court of competent jurisdiction that prohibits or delays consummation of any or all of the Contemplated Transactions, and the Buyers shall have received a certificate to that effect signed by the President of the Company.

     8.2   Representations, Warranties and Agreements.  (a) The representations
           ------------------------------------------
and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the applicable Closing Date, with the same force and effect as though made at such time (such representations and warranties not being affected by any updating information furnished pursuant to any provision of this Agreement), (b) the Company shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the applicable Closing Date, and (c) the Buyers shall have received a certificate to that effect signed by the President of the Company.

     8.3   Legal Opinion.  The Buyers shall have received an opinion from Sills
           -------------
Cummis Zuckerman Radin Tischman Epstein & Gross, P.A., counsel to the Company, dated the Closing Date and in substantially the form of Exhibit 8.3.

     8.4   Litigation.  No action, suit or proceeding shall be pending or
           ----------
threatened by or before any Person, court or other Governmental Body seeking or threatening to retrain or prohibit or to recover damages in respect of the consummation of any or all of the Contemplated Transactions, nor shall there be any other action or proceeding pending or threatened which action, or other proceeding may, in the opinion of the Buyers, result in a decision, ruling or finding that individually or in the aggregate has or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Company to perform its obligations under this Agreement or on the Business and Condition of the Company.

     8.5   Regulatory Approvals.  All licenses, authorizations, consents, orders
           --------------------
and regulatory approvals of Governmental Bodies necessary in the good faith judgment of the Buyers for the consummation of any or all of the Contemplated Transactions shall have been obtained on terms reasonably satisfactory to the Buyers and shall be in full force and effect.

     8.6   Other Consents.  Consents or waivers from parties other than
           --------------
Governmental Bodies that are required in connection with the consummation of any or all of the Contemplated Transactions shall have been obtained on terms satisfactory to the Buyers and shall be in full force and effect and signed copies thereof shall have been delivered to the Buyers.

     8.7   Secretary of State Certificates.  The Buyers shall have received
           -------------------------------
Certificates of the Secretaries of State of the States of Delaware and Pennsylvania with respect to the Company, as of a recent date, showing the company to be validly existing or qualified as a foreign corporation, as the case may be, and in good standing, and with respect to the Certificate of the Secretary of State of the State of Delaware, listing all documents filed.

     8.8   Secretary's Certificate of the Company.  The Buyers shall have
           --------------------------------------
received a Certificate of the Secretary of the Company stating that (i) no document has been filed relating to or affecting the Certificate of Incorporation of the Company after the date of the Certificate of the Secretary of State of the State of Delaware furnished pursuant to Section 8.7, and (ii) attached to the Certificate is a true and complete copy of the Certificate of Incorporation and By-Laws of the Company, as in full force and effect at the Closing Date, and an incumbency certificate identifying and showing the signature of each officer of the Company executing the documents contemplated hereby.

     8.9   Resolutions.  The Buyers shall have received certified copies of
           -----------
resolutions duly adopted by the Company's Board of Directors (and stockholders, if necessary) authorizing the execution and delivery of this Agreement and the Stockholders Agreement, the issuance and sale of the Preferred Shares and the reservation, issuance and sale of the Common Stock issuable upon conversion thereof, and the performance of the transactions contemplated hereby and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

     8.10  Stockholders Agreement.  The Company, the Buyers and the holders of
           ----------------------
Shares (as defined therein) shall have executed the Stockholders Agreement.

     8.11  Compliance Evidence.  The Buyers shall have received such
           -------------------
certificates, opinions,
documents and information as it may reasonably request in order to establish satisfaction of the conditions set forth in this Section 8.

     8.12  Proceedings Satisfactory.  All certificates, opinions and other
           ------------------------
documents to be delivered by the Company and all other matters to be accomplished prior to or at the Closing Date, shall be satisfactory in the reasonable judgment of the Buyers and their counsel.

     8.13  No Material Adverse Change.  There shall not have occurred after the
           --------------------------
date of the execution of this Agreement any event or circumstance reasonably likely to have a material adverse effect on the Business and Condition of the Company.

     9.    Conditions to the Company's Obligations.
           ---------------------------------------

     The obligations of the Company to effect each of the closings shall be subject to the satisfaction at or prior to the applicable Closing Date of the conditions contained in Sections 9.1 through 9.5 below, inclusive, any one or more of which may be waived by the Company.

     9.1   No Iniunction.  There shall not be in effect any injunction, order or
           -------------
decree of a court of competent jurisdiction that prohibits or delays the sale of the Preferred Shares to the Buyers.

     9.2   Representations, Warranties and Agreements.  (a) The representations
           ------------------------------------------
and warranties of the Buyers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made at such time, and (b) the Buyers shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them prior to the Closing Date.

     9.3   Stockholders Agreement.  The Company, the Buyers and the holders of
           ----------------------
Shares (as defined therein) shall have executed the Stockholders Agreement.

     9.4   Compliance Evidence.  The Company shall have received such
           -------------------
certificates, opinions, documents and information as it may reasonably request in order to establish satisfaction of the conditions set forth in this Section 9.

     9.5   Proceedings Satisfactory.  All certificates, opinions and other
           ------------------------
documents to be delivered by the Buyers and all other matters to be accomplished prior to or at the applicable Closing shall be satisfactory in the reasonable judgment of the Company and its counsel.

     10.   Expenses.  The Company agrees, in the event the transactions
           --------
contemplated hereby are consummated, to pay, and save the Buyers harmless against liability for the payment of up to $25,000 of legal fees incurred by and payable to Reboul, MacMurray, Hewitt, Maynard & Kristol, and up to $2,000 of legal fees payable to O'Sullivan, Graev & Karabell, both firms serving as counsel for the Buyers, arising in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, including, without limitation, the Buyers' due diligence investigation with respect to the transactions contemplated hereby. The Company shall not be responsible for any additional legal fees or expenses of Buyers' counsel arising in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby.

     11.   Survival of Representations.  Except for the warranty contained in
           ---------------------------
Section 5.16 of this Agreement, all representations and warranties contained in this Agreement or in any exhibit, schedule or certificate delivered in connection herewith shall survive the execution, delivery and closings of this Agreement and any investigation at any time made by the Buyers or on their behalf for a period of five years from the date hereof.

     12.   Duration of Covenants.  The Company's obligation to perform the
           ---------------------
covenants and agreements contained in Section 5 and Section 6 shall terminate upon the consummation of an Initial Public Offering.

     13.   Miscellaneous.
           -------------

     13.1  Notices.  All notices, consents and other communications under this
           -------
Agreement shall be in writing and shall be deemed to have been duly given when
(a) delivered by hand, (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or
(c) one (1) day after sent by the sender, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses, telex numbers and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other parties):

           (a) If to Oak Investment Partners VI, Limited Partnership and/or Oak VI Affiliates Fund, Limited Partnership:

                Oak Investment Partners
                One Gorham Island
                Westport, Connecticut  06880
                Telecopier No.:  (203) 227-0372
                Attention:  Eileen M. More

           with a copy to:

                O'Sullivan Graev & Karabell, LLP
                30 Rockefeller Plaza
                New York, New York 10112
                Telecopier No.:  (212) 408-2420
                Attention:  Julie M. Allen, Esq.

           (b)  If to Canaan Equity, L.P.:

                Canaan Equity Partners LLC
                105 Rowayton Avenue
                Rowayton, Connecticut  06853
                Telecopier No.:  (203) 854-9117
                Attention: Member/Manager

           with a copy to:

                O'Sullivan Graev & Karabell, LLP
                30 Rockefeller Plaza
                New York, New York 10112
                Telecopier No.:  (212)408-2420
                Attention:  Julie M. Allen,  Esq.

           (c)  If to Frazier Healthcare II, L.P.

                Frazier & Company
                2 Union Square
                601 Union Street, Suite 2110
                Seattle, Washington  98101
                Telecopier No.:  (206) 621-1848
                Attention:  Jon N. Gilbert

           with a copy to:

                O'Sullivan Graev & Karabell, LLP
                30 Rockefeller Plaza
                New York, New York 10112
                Telecopier No.:  (212) 408-2420
                Attention:  Julie M. Allen, Esq.

           (d) If to TL Ventures III L.P., TL Ventures III Offshore L.P. and/or TL Ventures III Interfund L.P.:

                TL Ventures
                800 The Safeguard Building
                435 Devon Park Drive
                Wayne, Pennsylvania 19087-1945
                Telecopier No.:  (610) 975-9330
                Attention:  Christopher Moller, Ph.D.

           with a copy to:

                TL Ventures
                800 The Safeguard Building

                435 Devon Park Drive
                Wayne,  Pennsylvania  19087-1945
                Telecopier No.:  (610) 975-9330
                Attention:  Chief Financial Officer

           And a copy to:

                O'Sullivan Graev & Karabell, LLP
                30 Rockefeller Plaza
                New York, New York 10112
                Telecopier No.:  (212)  408-2420
                Attention:  Julie M. Allen, Esq.


           (e) If to Domain Partners IV, L.P., DP IV Associates, L.P. or Biotechnology Investments Limited:

                Domain Associates
                One Palmer Square
                Princeton, New Jersey 08542
                Telephone No.:  (609) 683-5656
                Telecopier No.:  (609) 683-9789
                Attention: Jesse I. Treu, General Partner

           with a copy to:

                Reboul, MacMurray, Hewitt, Maynard & Kristol
                45 Rockefeller Plaza
                New York, NY 10111
                Telephone No.:  (212) 841-5711
                Telecopier No.:  (212) 841-5725
                Attention: John MacMurray, Esq.

           (f)  If to HealthCap KB or HealthCap Coinvest & KB:

                HealthCap
                Sturegatan 34
                S-11436 Stockholm
                Sweden

           with a copy to:

                Simpson Thacher & Bartlett
                425 Lexington Avenue
                New York, NY 10017

                Telecopier No.:  (212) 455-2502
                Attention: Richard A. Miller, Esq.

           (g)  If to Sentron Medical, Inc.:

                Sentron Medical, Inc.
                4445 Lake Forest Drive
                Suite 600
                Cincinnati, OH  45242
                Telephone No.:  (513) 563-3240
                Telecopier No.:  (513) 563-3261
                Attention: Ms. Karen Morgan

           (h)  If to the Company:

                OraPharma, Inc.
                732 Louis Drive
                Warminster, Pennsylvania 18974
                Telecopier  No.:  (215)443-9531
                Attention:  Michael Kishbauch

           with a copy to:

                Sills Cummis Radin Tischman
                   Epstein & Gross, P.A.
                One Riverfront Plaza
                Newark, New Jersey 07102
                Telecopier No.:  (973) 643-6500
                Attention:  Ira A. Rosenberg, Esq.

     13.2  Service of Process.  Process in any action or proceeding seeking to
           ------------------
enforce any provision of, or based on any right arising out of, this Agreement against any of the parties, may be served on any party anywhere in the world, whether within or without the State of Pennsylvania, and may also be served upon any party in the manner provided for giving of notices to it in Section 13.1.

     13.3  Expenses.  Except as set forth in Section 10, each party shall bear
           --------
its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

     13.4  Payment.  A wire transfer of other than immediately available funds
           -------
or delivery of a check shall not operate to discharge any obligation of payment under this Agreement and is accepted subject to collection.

     13.5  Captions.  The captions in this Agreement are for convenience of
           --------
reference only
and shall not be given any effect in the interpretation of this Agreement.

     13.6   Attorneys' Fees.  In any action or proceeding brought by a party to
            ---------------
enforce any provision of this Agreement, the prevailing party shall be entitled to recover the reasonable costs and expenses incurred by it in connection with that action or proceeding (including, but not limited to, attorneys' fees).

     13.7   No Waiver.  The failure of a party to insist upon strict adherence
            ---------
to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing. The holders of a majority of the then outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, may waive in writing any right of all such holders.

     13.8   Exclusive Agreement; Amendment.  This Agreement supersedes all prior
            ------------------------------
agreements among the parties with respect to its subject matter, is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed, terminated or any of the provisions hereof waived, except by a written instrument executed by a duly authorized representative of the Company and holders in interest of not less than a majority of the aggregate of the Preferred Shares (treated as if converted into Common Stock and including any Common Stock then held by such holders into which the Preferred Shares have been converted).

     13.9   Parties in Interest; Limitation on Assignment.  The terms,
            ---------------------------------------------
representations, warranties and covenants contained in Sections 5 and 6 hereof shall be binding upon and shall inure to the benefit of and be enforceable by, the Buyers and their respective successors, transferees and assignees; provided,
                                                                       --------
that the rights granted to the Buyers by Sections 5.3 and 5.4 may not be transferred or assigned to, and shall not inure to the benefit of, any such successor, transferee or assignee of the Buyers that is engaged in any business which directly competes with the Company in any line of business engaged in, or planned to be engaged in, by the Company. It is understood and agreed among the parties hereto that this Agreement and the representations, warranties, and covenants made herein are made expressly and solely for the benefit of the other party or parties hereto (or their respective successors or permitted assigns), and that no other person shall be entitled or be deemed to be a third-party beneficiary of any party's rights under this Agreement. Notwithstanding anything contained herein to the contrary, the parties hereto hereby acknowledge and agree that any of the Buyers may assign any or all of their right to purchase Series C Preferred Stock hereunder to any of its members, partners or stockholders, provided that such assignee agrees to purchase such Series C Preferred Stock having an aggregate purchase price of at least $50,000 and further agrees to be bound by the provisions of this Agreement and the Stockholders Agreement

     13.10  Counterparts. This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

     13.11  Governing Law.  This Agreement and (unless otherwise provided) all
            -------------
amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of New Jersey, without regard to the conflicts of law principles thereof.

     IN WITNESS WHEREOF, the undersigned have signed this Stock Purchase Agreement as of the day and year first written above.

                                ORAPHARMA, INC.

                                By:   /s/  Michael Kishbauch
                                     -------------------------------------------
                                      Michael Kishbauch, President
                                OAK INVESTMENT PARTNERS VI, LIMITED
                                PARTNERSHIP

                                By:  Oak Associates VI, L.L.C.

                                By:_____________________________________________
                                       Eileen M. More,
                                       Managing Member

                                OAK VI AFFILIATES FUND, LIMITED
                                PARTNERSHIP

                                By:  Oak VI Affiliates, L.L.C.

                                By:_____________________________________________
                                        Eileen M. More,
                                        Managing Member

                                CANAAN EQUITY, L.P.

                                By:  Canaan Equity Partners L.L.C.,
                                     Member/Manager

                                By:_____________________________________________
                                       Member/Manager

                                FRAZIER HEALTHCARE II, L.P.

                                By:  FHM, L.L.C., General Partner
                                By:  Frazier Management, L.L.C., Member

                                By:_____________________________________________
                                      John Gilbert, Member

                                TL VENTURES III L.P.

                                By: TL Ventures III Management L.P., General Partner
                                By:  TL Ventures III LLC, General Partner


                                By: /s/  Christopher Moller
                                    --------------------------------------------
                                       Managing Director

                                TL VENTURES III OFFSHORE L.P.

                                By: TL Ventures III Offshore Partners, L.P., General Partner
                                By:  TL Ventures III Offshore Ltd., General
                                     Partner

                                By: /s/  Christopher Moller
                                    --------------------------------------------
                                       Name:
                                       Title:

                                TL VENTURES III INTERFUND L.P.

                                By:  TL Ventures III LLC, General Partner

                                By:  /s/  Christopher Moller
                                    --------------------------------------------
                                             Managing Partner

                                DOMAIN PARTNERS IV, L.P.
                                By: One Palmer Square Associates IV, L.L.C., General Partner

                                By:____________________________________________
                                       Managing Member

                                DP IV ASSOCIATES, L.P.
                                By: One Palmer Square Associates IV, L.L.C., General Partner

                                By:____________________________________________
                                        Managing Member